AGENCY AGREEMENT

September 30, 2009

SyntheMed, Inc.
200 Middlesex Essex Turnpike, Suite 210
Iselin, New Jersey 08830

United States

Attention:              Mr. Robert P. Hickey
                               President and Chief Executive Officer

Dear Sirs:

Re:           Offering of Units

Clubb Capital Limited (the “Agent”), understands that SyntheMed, Inc. (the “Corporation”), a Delaware corporation, proposes to issue to investors secured by the Agent, up to 10,000,000 units (“Units”) each comprised of one common share of the Corporation’s Common Stock, par value $0.001 per share (“Common Stock”) and one purchase warrant to purchase one common share of Common Stock (an “Investor Warrant”). The Units shall be issued and sold at a price of $0.20 per Unit (the “Issue Price”). The Units shall be sold pursuant to a subscription agreement, as may be supplemented upon mutual agreement of the Corporation and the Agent, the form of which is attached hereto as Appendix I (the “Subscription Agreement”). The offering of the Units (the “Offering”) will be consummated in one or more closings, the final closing to occur on or before October 30, 2009, or such other date mutually agreed to by the Corporation and the Agent (the date of each closing being referred to herein as a “Closing Date”). There is no minimum number of Units being offered in the Offering.

1.           Appointment

The Corporation hereby appoints the Agent as its non-exclusive agent and the Agent accepts the appointment and agrees to act on a “commercially reasonable efforts” basis as a non-exclusive agent of the Corporation to secure investors for the issuance of the Units by way of private placement to institutional and other sophisticated investors or other eligible investors subject to the terms and conditions and in reliance upon the representations, warranties and covenants of the Corporation set out in this Agreement.

The Agent shall be entitled to retain sub-agents selected by it to participate in the soliciting of offers to purchase the Units, provided that the Agent receives from each such sub-agent its agreement to be bound by the obligations of the Agent hereunder prior to any such appointment. The fees payable to such sub-agents shall be the responsibility and for the account of the Agent.

The Agent’s appointment shall be subject to, amongst other things as outlined below, completion of its formal client take-on procedures, due diligence by or on behalf of the Agent on the Corporation to its complete satisfaction and the receipt of all necessary regulatory approvals which the Corporation agrees to use its reasonable efforts to obtain.

The Corporation will permit the Agent and its legal counsel to conduct such due diligence as the Agent may deem appropriate.

The Corporation will, on a timely basis, make available or cause to be made available to the Agent or provide the Agent with access to all such information, data, documents, advice and opinions respecting the Corporation as the Agent may reasonably require in order to perform its services hereunder, and will provide or cause to be provided access to management, lawyers, auditors and such other professional advisers of the Corporation as the Agent considers necessary or desirable, acting reasonably, in order to perform its services hereunder.  The Corporation shall also keep the Agent fully advised of the material activities of the Corporation and in particular of any developments in respect of its business that might reasonably be expected to have an effect on the transactions contemplated hereunder.

The Corporation undertakes that all such information provided and statements made by it or on its behalf to the Agent will be accurate and complete in all material respects and not misleading in a material particular.  The Corporation agrees that if anything occurs during the term of the Agent’s appointment after the supply of any such information or statement to render that information or statement materially untrue or misleading, it will (i) promptly notify the Agent, and (ii) take all such steps as the Agent may require to correct that information or statement.

2.           Sales Restrictions

The Agent represents and agrees that it will comply with the restrictions on offers and sales of the Units set forth in Schedule “A” hereto, as well as the other provisions thereof, all of which are hereby incorporated by reference herein and form a part hereof.

3.           Commission and Broker Warrant

In consideration of the services rendered and to be rendered by the Agent in acting as agent of the Corporation on a best efforts basis to secure investors for the issuance of the Units, the Corporation agrees to pay to the Agent on the Closing Date a commission (the “Commission”) equal to 7% of that portion of the gross proceeds of the Units sold on the Closing Date to purchasers secured by the Agent, payable at the election of the Agent in either cash or Units at the Issue Price (“Commission Units”) or a combination of the two.

In further consideration of the services rendered and to be rendered by the Agent described above, the Corporation agrees to issue to the Agent for no additional consideration, warrants (the “Broker Warrants”) to purchase an aggregate number of Shares equal to 7% of the aggregate number of Units issued on the Closing Date to purchasers secured by the Agent. The Broker Warrants shall have a term ending on September 30, 2013 and shall be exercisable at a price of $0.20 per Share.  Any Commission payable or Broker Warrants issuable to the Agent may, at the direction of the Agent, be issued to any subagents retained by the Agent in accordance with this Agreement.

If for any reason the Offering does not close and within a three (3) year period after termination of the Offering the Corporation raises funding through one or more investors introduced to the Corporation for the first time by the Agent (“Agent Investors”), the Agent shall be entitled to the Commission and Broker Warrants in respect thereof as if the Offering had not been terminated and the gross proceeds of sale raised in such financing(s) had been raised under the Offering. The Agent will after the Closing Date promptly provide the Corporation with a list of Agent Investors.

4.           Closing

(a)
The issuance of the Units shall be completed (the “Closing”) at the offices of the Corporation, or such other place or places as the Corporation and the Agent may agree, at 10:00 a.m. (Eastern Standard Time) (the “Closing Time”) on the Closing Date.

(b)
On or prior to each Closing Date, the Agent shall provide to the Corporation a subscription agreement from each purchaser of Units (a “Purchaser”) who is to acquire Units on such Closing Date.  Purchasers shall be required to complete and sign the form of Subscription Agreement attached hereto as Appendix I.

(c)
At the Closing Time on each Closing Date, upon satisfaction of the conditions contained herein, the Agent shall pay or cause payment to be made of the net purchase price of the Units sold by the Agent in United States funds by wire transfer to such bank and account as may be designated by the Corporation, or in such other manner as may be agreed with the Corporation, such net purchase price to be equal to the aggregate Issue Price of the Units sold by the Agent less the cash portion of the Commission (if the Agent elects to receive all or a part thereof in cash) and the amount in reimbursement of expenses referred to in section 8 hereof. Such payment and delivery shall be made against:

(i)
delivery by the Corporation to its transfer agent of instructions to issue certificates representing (A) the Units (or the underlying securities) to be issued on the Closing Date registered in such name or names as are directed in the Subscription Agreements and (B) the Commission Units (and the underlying securities);

(ii)	delivery of the Commission and the Broker Warrants; and

(iii)	delivery to the Agent of copies of the certificates, opinions and other documents contemplated hereby.

5.           Representations, Warranties and Covenants of the Corporation

The Corporation represents, warrants and covenants to the Agent as of the date hereof and as of the Closing Date, which representations, warranties and covenants shall survive the Closing for a period of two years and any investigation made by the Agent, that:

(a)	the Corporation is a validly existing corporation in good standing under the laws of the jurisdiction in which it is incorporated, and the Corporation has no subsidiaries;

(b)
the Corporation is duly qualified and authorized to do business in the jurisdiction(s) in which it carries on business or to own property where required under the laws of the jurisdiction(s) in which any such property is located;

(c)
the Corporation is current with all material filings required to be made under the laws of any jurisdiction in which it carries on any material business, and the Corporation has all necessary licenses, leases, permits, authorizations and other approvals necessary to permit it to conduct its business as currently conducted, except where the failure to have any such license, lease, permit, authorization or approval would not have a material adverse effect on the Corporation and its business;

(d)
the audited financial statements of the Corporation as at and for the year ended December 31, 2008 and the interim financial statements of the Corporation as at and for the six-month period ended June 30, 2009 present fairly, in all material respects, the financial position of the Corporation as at the respective period-end dates, and the results of its operations and the changes in its financial position for the 12-month period ended December 31, 2008 in the case of the audited financial statements and 6-month period ended June 30, 2009 in the case of the interim financial statements, all in accordance with generally accepted accounting principles,  and, since June 30, 2009, there has been no material adverse change in the business, affairs or financial or other condition of the Corporation, except as disclosed in the notes to the financial statements for the quarter then ended;

(e)	the Corporation has all requisite power and authority to carry out its obligations under this Agreement, the Subscription Agreement, and the Broker Warrants;

(f)
this Agreement and the Subscription Agreement have been, and the Broker Warrants will be on the Closing Date, duly authorized, executed and delivered by the Corporation and constitute or on the Closing Date will constitute, legal, valid and binding obligations of the Corporation enforceable in accordance with their terms except that: (i) the enforcement hereof or thereof may be limited by bankruptcy, insolvency, reorganization and other laws affecting the enforcement of creditors’ rights generally, (ii) rights of indemnity thereunder may be limited under applicable law, and (iii) equitable remedies, including without limitation specific performance and injunctive relief, may be granted only in the discretion of a court of competent jurisdiction;

(g)
the shares of Common Stock included in the Units are or on the Closing Date will be duly and validly authorized and, when issued and delivered against payment therefor, will be duly and validly issued, fully paid and non-assessable shares in the capital stock of the Corporation;

(h)
the Corporation will reserve a sufficient number of shares of Common Stock unissued as may be required to be issued pursuant to the exercise of the Broker Warrants and Investor Warrants and, when issued and delivered upon such exercise, such shares of Common Stock will be duly and validly issued as fully paid and non-assessable shares in the capital stock of the Corporation;

(i)
the authorized capital of the Corporation consists of 150,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value of $0.01 per share.  Of the preferred stock, 200,000 shares have been designated as Series D Junior Participating Preferred Stock (underlying outstanding rights applicable to each presently and future outstanding share of Common Stock under a shareholder rights agreement adopted effective May 20, 2008 (the “Rights Plan”) and no other series or class of preferred stock is designated.  As of June 30, 2009 there were 99,639,106 shares of Common Stock and no shares of preferred stock outstanding.  In addition, as of that date, the Corporation had an aggregate of 26,074,666 shares of Common Stock reserved for issuance upon exercise or conversion of the following outstanding securities: (i) options which have been granted under the Corporation’s  stock option plans and other agreements, to purchase an aggregate of  13,689,666 shares of Common Stock  and  (ii) warrants issued to investors to purchase an aggregate of 10,000,000 shares of Common Stock and warrants issued to the Agent or its designees to purchase an aggregate of 2,385,000 shares of Common Stock;

(j)
the Corporation is not, and at the Closing Date will not be: (i) in breach or violation of any of the terms or provisions of, or in default under, this Agreement, the Subscription Agreement, any other Subscription Agreement for the purchase of Units, the Broker Warrants, the Investor Warrants, any indenture, mortgage, deed of trust or loan agreement (except as disclosed in the Corporation’s filings with the United States Securities and Exchange Commission), other agreement (written or oral) or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, which breach or violation or the consequences thereof would result in a material adverse change to it or its business; or (ii) in violation of the provisions of its articles, by-laws, resolutions or any statute or any other rule or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties which violation or the consequences thereof would result in a material adverse change to it or its business;

(k)
the issue and sale of the Units (and the underlying securities), Broker Warrants, Investor Warrants, any shares of Common Stock on the exercise of the Broker Warrants or Investor Warrants and the performance and consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement (written or oral) or instrument to which the Corporation is bound or to which any of the property or assets of the Corporation is subject, which breach or violation or the consequences thereof would result in a material adverse change to the Corporation or its business, nor will any such action conflict with or result in any violation of the provisions of the articles, by-laws or resolutions of the Corporation or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Corporation or any of its properties which violation or the consequences thereof would result in a material adverse change to the Corporation or its business;

(l)
the Corporation has established on its books reserves which are adequate for the payment of all taxes not yet due and payable; there are no liens or other liabilities for taxes on the assets of the Corporation except for taxes not yet due; there are no audits of any of the tax returns of the Corporation which are known by the Corporation’s management to be pending and there are no claims which have been or may be asserted relating to any such tax returns which, if determined adversely, would result in the assertion by any government or agency of any deficiency having a material adverse effect on the properties, business or assets of the Corporation;

(m)
the Corporation has good and valid title to its properties, leaseholds and assets, including without limitation the properties, leaseholds and assets reflected in the balance sheet as of June 30, 2009 referred to in clause 5(d) above, except properties, leaseholds and assets disposed of since such date at fair market value in the ordinary course of business, and has good title to all its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance, charge, rights of first refusal or options to purchase, whether or not relating to extensions of credit or the borrowing of money, other than as disclosed in such balance sheet except as incurred in the ordinary course of business since the date of such balance sheet, and except in any event where the failure to hold good title or the existence of a mortgage, pledge, lien, lease, encumbrance, charge, right of first refusal or option to purchase would not have a material adverse effect on the Corporation or its business; there exists no condition which interferes with the economic value or use of such properties and assets and all tangible assets are in good working condition and repair (subject to ordinary wear and tear) except where the existence of any such condition would not have a material adverse effect on the Corporation or its business;

(n)
the Corporation owns, is licensed or has applied for registration of, all patents, trade-marks, service marks, trade names, and copyrights necessary for the conduct of its business, except where the failure to so own or apply for registration would not have a material adverse effect on the Corporation or its business; to the best of the knowledge, information and belief of the Corporation none of the past or present activities of the Corporation or the products, services or assets of the Corporation infringe or constitute an unauthorized use of any proprietary rights of others, and the Corporation has not received any notice of infringement of, or conflict with, asserted rights of others with respect to any patent, trade-mark, service mark, trade name, or copyright that, individually or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would result in a material adverse change to the Corporation or its business;

(o)
the Corporation has taken reasonable measures to protect and preserve the confidentiality of all trade secrets and other non-patented proprietary information of the Corporation, including without limitation the procurement of proprietary invention assignments and non-disclosure and non-competition agreements from employees, consultants, subcontractors, customers and other persons who have access to such information;

(p)
the Corporation has filed all necessary federal, state and municipal property, income and franchise tax returns and has paid all taxes shown as due thereon or otherwise owed by it to any taxing authority except those contested in good faith and for which appropriate amounts have been reserved in accordance with generally accepted accounting principles; there is no tax deficiency which has been, or to the best of the knowledge, information and belief of the Corporation might be, asserted against the Corporation which would materially affect the business or operations of the Corporation; the Corporation has paid all applicable federal and state payroll and withholding taxes;

(q)
there is no collective bargaining or other union agreement to which the Corporation is a party or by which it is bound, or which is currently being negotiated; except for a defined contribution plan under Section 401(k) of the US Internal Revenue Code, the Corporation does not sponsor, maintain or contribute to any pension, retirement, profit sharing, incentive compensation, bonus or other employee benefit plan, including without limitation any employee benefit plan covered by Title 4 of the Employee Retirement Income Security Act of 1974 (“ERISA”) or any “multi-employer plan” as defined in Section 4001(a)(3) of ERISA, or any other employee benefit plan; to the best of the knowledge, information and belief of the Corporation, (i) no employee of the Corporation is a party to or bound by any agreement, contract or commitment, or subject to any restrictions, particularly but without limitation in connection with any previous employment of any such person, which would result in a material adverse change to the Corporation or its business, and (ii) no senior officer has any present intention of terminating his employment with the Corporation, and the Corporation has no present intention of terminating any such employment;

(r)
there is no adverse claim, action, proceeding or investigation pending or, to the knowledge, information and belief of the Corporation, threatened, which questions the validity of the issue or sale of the Units (or the underlying securities), Broker Warrants, or any shares of Common Stock on exercise of the Broker Warrants or Investor Warrants or the validity of any action taken or to be taken by the Corporation in connection with this Agreement or the Subscription Agreement or which would result in any material adverse change in the financial condition, results of operations, business or prospects of the Corporation;

(s)	the Corporation will permit the Agent and its legal counsel to conduct all due diligence which the Agent may reasonably require; and

(t)
during the period commencing with the engagement of the Agent on the date of this Agreement and ending on the date on which the full amount of the Offering is sold or the earlier date of termination of the Offering period (the “Final Closing Date”), the Corporation will inform the Agent in writing of the full particulars of any material change (actual, anticipated or threatened) in the assets, liabilities, business or the financial condition of the Corporation.

6.           Closing Conditions for the Benefit of the Agent

The obligations of the Agent hereunder are subject to the satisfaction, on or before the Closing Time, of the following conditions:

(a)
the Corporation shall have complied with all of its obligations hereunder; the representations and warranties of the Corporation contained herein shall be true and correct in all material respects on and as of each Closing Date as if made on and as of such Closing Date; and the Agent shall have received on each Closing Date a certificate, dated as of such Closing Date and signed by one or more executive officers or directors of the Corporation on behalf of the Corporation and not in his or their personal capacity, to the foregoing effect;

(b)	the Agent shall have received on and as of each Closing Date the favourable opinion of the Corporation’s legal counsel on such matters as the Agent may reasonably request, including:

(i)
the Corporation is incorporated and validly existing under the laws of the jurisdiction in which it is incorporated and has the corporate power and authority to conduct its business as currently conducted by it and to issue and sell the Units (and the underlying securities including the shares of Common Stock to be issued under the Investor Warrants) and Broker Warrants (including the shares at Common Stock to be issued under the Broker Warrants) (collectively referred to as the “Securities”) and to enter into and carry out its obligations under this Agreement, the Subscription Agreement, the Broker Warrants and the Investor Warrants;

(ii)	as to the Corporation's authorized and issued and outstanding capital;

(iii)
each of this Agreement, the Subscription Agreement and the Securities has been duly authorized, executed and delivered by the Corporation and, as applicable, is a legal, valid and binding obligation of the Corporation enforceable against it in accordance with its terms;

(iv)
all necessary action has been taken by the Corporation to authorize the issue of up to 10,000,000 Units (and all underlying securities) and the issue to the Agent of up to 700,000 Commission Units (and all underlying securities) and Broker Warrants exercisable for up to 700,000 shares of Common Stock and the Corporation has sufficient authorized but unissued shares of Common Stock as may be required to be issued upon the exercise of the Broker Warrants and the Investor Warrants;

(v)
the execution and delivery of this Agreement and the Subscription Agreement and the completion of the transactions contemplated hereby and thereby, the issue of the Units (and the underlying securities), the Commission Units (and the underlying securities), the Broker Warrants, and the issue of the shares of Common Stock issuable upon exercise of the Broker Warrants and Investor Warrants do not violate or constitute a breach of any provisions of the articles of incorporation or by-laws of the Corporation, any material contract or other material agreement to which it is a party or by which it is bound and of which such counsel is aware, or any New York, Delaware corporate or United States law or regulation (other than federal and state Securities or “blue sky” laws, as to which such counsel expresses no opinion in this paragraph);

(vi)
the Units (and underlying securities) issued to the investors and the Commission Units (and underlying securities) issued to the Agent, if any, have been duly and validly issued by the Corporation and the shares of Common Stock underlying same are outstanding as fully paid and non-assessable shares in the capital of the Corporation and the shares of Common Stock issuable upon exercise of the Broker Warrants and Investor Warrants will, when issued in accordance with the respective terms and conditions of the Broker Warrants or Investor Warrants, as applicable, be validly issued as fully paid and non-assessable shares in the capital of the Corporation;

(vii)
the certificates representing the Units (and the underlying securities), Commission Units (and the underlying securities) and Broker Warrants comply with the requirements of the state laws and any federal laws of the United States applicable to the Corporation and such certificates have been duly and properly approved by the directors of the Corporation;

(viii)
the exemption from any consent, approval, authorization, order, registration, filing or qualification of or with any governmental authority of the United States (or New York or Delaware corporate authority) (other than federal and state securities or “blue sky” laws, as to which such counsel expresses no opinion in this paragraph) for the valid authorization, issue, sale and delivery of the Units, and Commission Units (and the underlying securities) and the shares of Common Stock issuable upon exercise of the Broker Warrants and Investor Warrants and the issue and delivery of the Broker Warrants; and

(ix)
the exemption from registration of the issuance of the Units (and the underlying securities), Commission Units (and the underlying securities), Broker Warrants including the shares of Common Stock underlying the Broker Warrants and Investor Warrants under the terms contemplated by the Subscription Agreement and the Agency Agreement.

In giving the opinions contemplated above, legal counsel to the Corporation shall be entitled to rely, where appropriate, upon opinions of local counsel and, as to matters of fact, to rely upon the representations and warranties of Purchasers contained in the executed Subscription Agreements, a certificate of fact of the Corporation signed by those officers in a position to have knowledge of such facts and their accuracy, and certificates of such public officials and other persons as are necessary or desirable, and may qualify its opinion described in (iii) above with respect to (1) bankruptcy, insolvency, reorganization and other laws affecting the enforcement of creditors' rights generally and (2) limitations on the availability of equitable remedies such as specific performance, and its opinion may include other reasonable and standard opinion qualifications;

(c)	the Agent shall have received copies of the Subscription Agreements executed by the Corporation;

(d)	the Agent shall have received such other agreements, certificates, opinions or documents as the Agent may reasonably request; and

(e)
the fulfilment, to the reasonable satisfaction of counsel for the Agent, of all legal requirements to permit the offer and sale of the Units (and the underlying securities) and the issue of the Broker Warrants to the Agent.

The foregoing conditions are included for the benefit of the Agent and may be waived in writing by the Agent, in whole or in part.

Notwithstanding anything contained in this Agreement, the Agent may by written notice to the Corporation terminate this Agreement at any time before the Closing Time if, in the opinion of the Agent, there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in its reasonable view be likely to prejudice materially the success of the Offering or distribution of the Units or if the Agent is not reasonably satisfied with the results of its due diligence review of the Corporation and, upon notice being given, the parties to this Agreement shall (except for the liability of the Corporation in relation to expenses as provided in section 8 and except for any liability arising before or in relation to such termination) be released and discharged from their respective obligations under this Agreement.

7.           Confidentiality

The Agent agrees that it will not disclose the terms of the Offering or any information it may have acquired from the Corporation in the course of executing this Agency Agreement which the Corporation has identified as material non-public information, except to the extent (i) that such terms or other information becomes generally available to the public other than by disclosure in violation of this Agency Agreement, (ii) that such information was properly within the Agent’s possession prior to being furnished by the Corporation, (iii) that such information becomes available to the Agent on a non-confidential basis, such as through disclosure by third parties who have the right to disclose the information, and (iv) compelled by judicial process, provided that in the event of compulsion by judicial process the Agent will inform the Corporation promptly upon its receipt of notice of judicial process compelling such disclosure.

8.           Expenses

In further consideration of the agreement with the Agent herein contained, the Corporation covenants and agrees to reimburse the Agent, regardless of whether the Offering is completed, for the Agent’s reasonable costs, fees and expenses including (without limitation) reasonable fees and expenses of Agent’s legal counsel, due diligence expenses, travel expenses and expenses incurred in connection with the holding of roadshows, investor meetings and presentations and printing and preparation of any offering documents and marketing materials (collectively the “Expenses”). The Corporation shall not be responsible for Agent’s legal expenses in excess of US$20,000 (the “Cap”).  The Corporation acknowledges and agrees that the Cap has been set based on the parties’ joint expectation of the amount of work involved to complete the Offering (based on, for example, an existing set of negotiated documents for an earlier financing for the Corporation in which the Agent participated), and the Corporation further acknowledges and agrees that in the event of unforeseen circumstances or delay in closing the Offering resulting in a greater than anticipated workload for the Agent’s legal counsel, such counsel’s reasonable fees and expenses in excess of the Cap shall also be paid by the Corporation. Expenses incurred up to each Closing Date shall be reimbursed, upon submission to the Corporation of invoices, receipts or similar proof of expenditure, at the Closing Time for such Closing Date and may be deducted by the Agent from the proceeds of sale of the Units at such Closing. Expenses incurred after the Final Closing Date shall be reimbursed, upon submission to the Corporation of invoices, receipts or similar proof of expenditure, forthwith following the delivery to the Corporation of accounts in respect thereof.

All fees and expenses are subject to all applicable taxes.

9.           Documents and Announcements

(a)
As is standard in the UK, the Corporation shall consult with the Agent on the making of any public announcements and in particular shall not make any announcement concerning the subject matter of the Agent’s appointment, whether formal or informal, without the Agent’s prior written consent unless the Corporation is required to do so by any applicable laws or stock exchange rules, in which case the Corporation shall notify the Agent in writing prior to the making of such announcement. The Corporation and its directors will accept full responsibility for the contents of any document or announcement published by the Corporation in connection with the Agent’s duties hereunder.

(b)
The Agent will be entitled to rely on any information supplied or published by the Corporation or its agents or advisers and contained in any such document or announcement and will not be responsible for verifying the accuracy or completeness of any information.

(c)
If the Agent is asked by the Corporation to approve any document or announcement which will or might constitute a non real-time financial promotion within the meaning of section 21(1) of the Financial Services and Markets Act 2000 (a “Financial Promotion”), then in addition to the foregoing provisions of this Section 8:

(i)	the Corporation shall make such amendments to the Financial Promotion as the Agent considers necessary or desirable prior to any such approval; and

(ii)
the Agent shall be free to qualify such approval in such manner as it considers necessary or appropriate to ensure compliance with the rules and regulations made by the Financial Services Authority (“FSA”) and if the Agent does so the Corporation will ensure that the Financial Promotion is published and distributed only in accordance with the terms of such rules and such approval.

(d)	The Corporation agrees that the Agent shall not be obliged to approve any Financial Promotion.

10.          Money-laundering regulations

The Corporation agrees to provide such evidence of its identity and that of its directors, partners, trustees and controllers and of all connected shareholders and other parties as the Agent may reasonably require in order to comply with its obligations under applicable legislation and regulations against money laundering and drug trafficking. The Agent may cease to act for the Corporation if it fails to comply and may at any time make such disclosures to the competent authorities as are reasonable as a result of such failure or otherwise upon suspecting that the Corporation or any such connected party is involved in money laundering and/or drug trafficking.

11.          Data Protection Act

The Corporation hereby consents to the Agent using all information it maintains about the Corporation in order to send details of other services offered by the Agent that it considers may be of interest to the Corporation.

12.          Compliance

(a)
The Corporation confirms to the Agent that it will not breach any contractual, legal, regulatory or other obligation by entering into this Agreement and that the Corporation knows of no matter as a result of which it would not be able to give this confirmation were it required to repeat it at any time during the term of the Agent’s appointment. The Corporation confirms that it will at all times comply with all such obligations.

(b)	All services provided by the Agent are subject to the rules and regulations for the time being in force of the FSA.

(c)	The Corporation shall comply with, and shall assist the Agent in complying, with all applicable legal and regulatory requirements relating to the transactions contemplated herein.

13.          Confidentiality and the Agent’s Advice

(a)
The Corporation will not publish or disclose to any third party (other than to its other advisers for the purposes of the transaction contemplated hereunder) any documents generated by the Agent without the prior written consent of the Agent unless such publication is required by applicable law, regulation, legal process or regulatory authority.

(b)
The Corporation agrees that any advice given by the Agent pursuant to this Agreement is provided solely for the purpose of the Agent’s appointment and for the use and benefit of the Corporation and may not be used or relied on for any other purpose without the prior written consent of the Agent.

14.         Client Classification

(a)
The Corporation has been classified as an “elective professional client” (as defined by the FSA Rules) in respect of all investment services and activities and ancillary services which the Agent may conduct with or for the Corporation, whether in relation to the Agent’s appointment or otherwise, because the Corporation satisfies at least two of the following criteria:

(i)	the Corporation carried out transactions, in significant size, on the relevant market at an average frequency of 10 per quarter over the previous four quarters;

(ii)	the size of the Corporation’s financial instrument portfolio, defined as including cash deposits and financial instruments, exceeds EUR 500,000;

(iii)	the Corporation works or has worked in the financial sector for at least one year in a professional position, which requires knowledge of the transactions or services envisaged.

(b)	As a consequence, the Corporation will lose the following protections afforded to retail clients (apart from those which are also provided to elective professional clients) under the FSA Rules:

(i)
Direct offer financial promotions –the Agent will not be obliged to comply with the FSA Rules relating to restrictions on and the required contents of direct offer financial promotions.  The Agent does not need to provide the Corporation in a direct offer financial promotion, with sufficient information for the Corporation to make an informed assessment of the investment to which it relates;

(ii)
Understanding of risk – the Agent will not be required to provide the Corporation with the written risk warnings and notice required for retail clients in relation to transactions in complex financial instruments, in particular derivatives and warrants, and stock lending;

(iii)
Disclosure of charges, remuneration and commission – the Agent will not be required to disclose in writing before conducting any designated business on the Corporation’s behalf the basis or amount of their charges for conducting that business, or the amount of remuneration or other income payable to the Agent or its affiliates for conducting the regulated business;

(iv)	Financial Ombudsman Service - access to the Financial Ombudsman will not extend to the Corporation as an elective professional client.

(c)	The Corporation’s attention is also drawn to the following rules, which are limited in their application to elective professional clients with the following possible consequences for clients:

(i)	Financial promotion - certain FSA Rules relating to the form, content and checking and otherwise concerning financial promotions generally will not apply;

(ii)	Appropriateness – the Agent may have regard to the Corporation’s expertise as an elective professional client when complying with the requirements that transactions are appropriate;

(iii)
Confirmation of transactions to customers - the FSA Rules relating to the confirmation of transactions will apply in a modified form. Provisions regarding extra reporting requirements for dealings with retail clients and provision of hard copies of confirmations not accessed electronically will not apply.

(iv)
Communication – the Agent may have regard to the Corporation’s expertise as an elective professional client when complying with the requirements under the regulatory system that communications be clear, fair and not misleading. Additionally, the Agent may have regard to the Corporation’s expertise as an elective professional client when complying with the requirements to provide the Corporation with a general description of the nature and risks of particular transactions. If the Corporation has any queries on this warning or requires any further information, the Corporation shall contact the Agent’s Compliance Officer.

The Corporation shall keep the Agent informed of any change which could affect its categorisation as an elective professional client. The Corporation is however aware that the Agent may in any event take appropriate action where the Agent becomes aware that the Corporation no longer fulfils the criteria set out above.

As the Corporation will not receive the protections afforded to retail clients under the FSA Rules the Corporation shall contact the Agent immediately if the Corporation does not agree with this categorisation or if there is any change in the Corporation’s corporate, regulatory or financial status.  The Corporation has the right under the FSA Rules to request to be treated as a retail client on a general basis or in respect of one or more particular transactions. However, the Agent does not undertake any transactions on behalf of retail clients. Therefore, if the Corporation wishes to be treated as a retail client this may require the Corporation ceasing to be a customer of the Agent either generally or in respect of particular transactions.

The FSA Rules provide a mechanism for clients to elect a different categorisation, namely as an eligible counterparty or retail client.  If the Corporation seeks to elect eligible counterparty categorisation, it will not receive all the protections afforded to professional clients, such as those relating to conduct of business, client information and communication and financial promotion, non-advised services and order execution and handling.

If the Corporation is acting as an agent for another person, the Agent will treat the Corporation as its client for the purposes of the FSA Rules.

The Agent’s Allocation Policy is set out in Appendix II to this Agreement.

15.           Material Interests and Conflicts of Interest

The Agent and certain of its Associates are involved in investment business for their own account and for clients.  In certain circumstances their interests may be regarded or perceived to be, material from the perspective of a client in relation to a particular transaction. The Agent is authorised for the purposes of the Financial Services and Markets Act 2000, and has procedures in place to ensure independence of advice. The Corporation acknowledges and accepts, so as to override any duty or restriction which would otherwise be implied by law, that the Agent and its Associates may have a material interest and that employees or Associates responsible for providing the services under the Engagement may be doing so despite the existence of a potential material interest.

The Corporation acknowledges and accepts (a) that, by reason of contractual, legal, regulatory or other obligations, the Agent and its Associates may be prohibited from disclosing, or it may be inappropriate for them to disclose, information to the Corporation, in particular in connection with a potential material interest; and (b) that the Agent may provide its services under the Engagement and earn (and retain) all fees payable under Section 7 notwithstanding the potential existence of material interests within the Agent and its Associates.

The Agent’s duty in respect of the Agent’s appointment is owed to the Corporation, but its responsibilities to provide services to its investment clients are unchanged. The Agent has in place systems, controls and procedures for identifying and managing such conflicts as may exist in connection with the allocation of the issuer’s securities to its investment clients.

16.          Indemnification

(a)
The Corporation agrees to ensure that no claim is made by the Corporation or any of its Associates against any Indemnified Person to recover any Loss which the Corporation or any of its Associates may suffer or incur directly or indirectly as a result of the Agent and its Associates’ performance of its services under the Engagement.

(b)
Section 16(a) shall not apply to the extent that the relevant Loss is finally determined by a Court or binding arbitration to be the result of the fraud, gross negligence or wilful default of an Indemnified Person.

(c)	The Corporation will indemnify each of the Indemnified Persons against:

(i)	any Loss; or

(ii)	any action, proceedings, demand or judgment in respect of any Loss (including the cost of defending such proceedings),

which any of the Indemnified Persons may suffer or incur directly or indirectly in relation to the Engagement.

(d)
Section 16(c) shall not apply to the extent that the relevant Loss is finally determined by a Court or binding arbitration to be the result of the fraud, gross negligence or wilful default of an Indemnified Person.

(e)
Neither of Sections 16(a) or (c) shall apply in relation to any particular Loss to the extent that the application of that Section in relation to the Loss would have the effect of excluding or restricting any duty or liability which the Agent may have to the Corporation or any of its Associates under the regulatory system (as defined in the FSA Handbook).

(f)
the Agent will promptly, upon becoming aware of it, notify the Corporation of any claim against an Indemnified Person which is relevant under this Section 16.  The Agent will consult the Corporation on its conduct of the claim and will supply the Corporation with copies of all information and documents relating to the claim that it reasonably requests, subject to:

(i)	the Indemnified Persons being indemnified against any increased Loss that may result from consultation with the Corporation or from the Agent supplying the Corporation with such copies; and

(ii)	any requirements of the Agent’s insurers.

(g)
Where the Agent or any Indemnified Person is or would be indemnified by the Corporation under Section 16(c), the Corporation shall not, without the Agent’s prior written consent (such consent not to be unreasonably withheld or delayed), settle, admit liability for, or compromise any actual, pending or threatened claim, action, proceeding or investigation (“Claim”) against or in respect of the Corporation, whether or not any Indemnified Person is also an actual or potential party to such Claim.

(h)
All sums payable to an Indemnified Person under this Agreement shall be paid free of any deduction or withholding tax.  If the Corporation is required by law to make any deduction or withhold any tax it shall pay such additional amount as is necessary to ensure that the net amount received by the Indemnified Person remains unaffected by such deduction or withholding.

(i)
Where any accountants or other advisers are engaged by the Corporation or any of its Associates and/or the Agent in connection with the Engagement and a limitation on the liability of those accountants or other advisers is agreed by the Corporation or any of its Associates and/or the Agent, the liability of the Agent for any Loss will not be increased as a result.  Without prejudice to the generality of the preceding sentence, any Loss for which the Agent and those accountants or other advisers would otherwise be jointly and severally liable will only be recoverable from the Agent to the extent of the Agent’s responsibility for such Loss, as if the liability of the accountants or other advisers were not limited.

(j)	For the purposes of this Agreement:

“Associates” shall mean, in relation to any person, (i) the officers, directors and employees from time to time of that person, (ii) the subsidiaries and holding companies (if any) from time to time of such person, (iii) each of the subsidiaries of any such holding company from time to time, and (iv) the officers, directors and employees from time to time of any subsidiary or holding company which is itself an Associate; and

“Indemnified Persons” shall mean the Agent and its Associates; and

“Loss” shall mean any claim, damage, loss, cost, charge, liability or expense (including professional and legal fees which have been properly incurred).

17.           Notices, etc.

All notices hereunder may be hand delivered or given by facsimile or any other means of instantaneous written communication to such respective party hereto as follows (or at such other address as may hereafter be communicated by either party hereto to the other party):

If to the Agent:

Clubb Capital Limited
35 Piccadilly
London W1J 0DW
England

Attention:                     Carlos Pittol
Telephone:                   44-20-7851-9082
Facsimile:                     44-20-7851-9088

With a copy to:

Blake, Cassels & Graydon LLP
181 West Madison Street
Chicago, IL  60602-4645
U.S.A

Attention:                      John A. Kolada

Telephone:                    (312) 739-3612
Facsimile:                     (312) 739 3611

If to the Corporation:

SyntheMed, Inc.
200 Middlesex Essex Turnpike, Suite 210
Iselin, New Jersey 08830
United States

Attention:                     Robert P. Hickey
                                      President and Chief Executive Officer

Telephone:                    732-404-1117
Facsimile:                      732-404-1118

With a copy to:

Eilenberg, Krause & Paul LLP
11East 44th Street, 17th Floor
New York, NY 10017

Attention:                     Keith Moskowitz
Telephone:                   212-986-9700
Facsimile:                     212-986-2399

18.           Counterparts

This Agreement may be signed and delivered in counterparts, and by facsimile, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person.

19.           Survival

All representations, covenants, undertakings and indemnities herein will survive for a period of two years following each and every Closing Date, notwithstanding the completion of the transactions contemplated hereby and shall apply regardless of any investigation made by or on behalf of any indemnified party.

20.           Governing Law

This Agreement shall be governed by and construed in accordance with the laws of England and Wales and the parties submit to the exclusive jurisdiction of the English Courts.

21.           Time

Time is of the essence in this Agreement.

22.           Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.  There are no conditions, warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement.

23.           Miscellaneous

This Agreement shall enure to the benefit of, and be binding upon, the successors of the Corporation and the Agent.

Yours sincerely,

CLUBB CAPITAL LIMITED

By:	/s/ Joerg Gruber
Joerg Gruber
Managing Director

Accepted and agreed as of the 30th day of September, 2009.

SYNTHEMED, INC.

By:	By: /s/ Robert P. Hickey
Robert P. Hickey
President and Chief Executive Officer

Schedule “A”

Restrictions on Offers and Sales of the Units

1.           The Agent represents and agrees that: (i) it has not offered or sold and, prior to the expiry of the period of six months after the Closing Date, will not offer or sell any Units to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Units in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Units to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on; and (iv) it has complied and will comply with all applicable securities laws in the United Kingdom and elsewhere in Europe in connection with the Offering.

2.           The Agent acknowledges that the Units (and the underlying securities) including the shares of Common Stock issuable upon exercise of the Broker Warrants and Investor Warrants (collectively the “Securities”) have not been registered under the 1933 Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons (as defined in Rule 902(o) of Regulation S promulgated under the Securities Act) except under an effective registration statement under the Securities Act, in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. Offers and sales will be made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated hereunder and/or in reliance on Regulation S under the Securities Act of 1933, and the Agent will comply with the provisions thereof in connection with the Offering.

3.           Terms with initial capital letters used but not defined in this Schedule shall have the meanings given to them in the Agency Agreement to which this Schedule is attached.

Appendix I
SUBSCRIPTION AGREEMENT

Appendix II
ALLOCATION POLICY

The information in this Appendix II is provided in accordance with the requirements of the FSA.  Under FSA rules, The Agent is obliged to inform an issuer of securities of the points set out below in relation to the allocation of securities of the issuer and the potential conflicts of interest that may exist.  The Agent has in place systems, controls and procedures for identifying and managing such conflicts.

In identifying the target group of investors for the issue, the Agent will take into account the holdings and participation of investors in European equity markets, including their shareholdings in other companies in the sector or the peer group, and the participation of those investors in other offerings of securities.  This universe of target investors may be further refined in the course of the investor education programme undertaken by a research analyst following the publication of an independent research report prepared by the analyst.

Decisions about pricing and allocation will be made in consultation with the Corporation.  When recommending the pricing of the issue to the Corporation, the Agent will draw upon the book of demand generated through the bookbuilding period and take into account feedback provided by investors during the course of the marketing period and the investor education meetings.  Updates as to the state of the book of demand will be provided throughout the marketing period, according to the Corporation’s requirements.

When recommending allocations to the Corporation, the Agent will judge each investor against a list of key criteria which have been pre-agreed with the Corporation.  These criteria will include:

•	The perceived quality of the investor.

•	The size of investor demand, particularly in relation to the investor’s funds under management and likely order size.

•	The propensity of the investor to hold the shares for the medium to long term.

•	The probability that the investor will use their allocation as a starting point for building a larger shareholding (this may include indications of after market demand).

•	The extent of the investor’s participation in management marketing.

•	The extent of the investor’s participation in investor education meetings with syndicate research analysts.

•	The price leadership and timeliness of order (particularly in relation to a management meeting).

•	The extent to which the order is consistent with the investor’s existing portfolio strategy and/or existing shareholdings.

•	The type and location of the investor – to ensure targeting of suitable investor types (eg specialist funds) and geographical spread.

In assessing the above criteria, account will be taken of the investor’s behaviour in other primary issues.

Whilst the Agent will intend to allocate shares to investors who are likely to act as long term, supportive shareholders to the Corporation, provision of liquidity to the aftermarket is an important aspect of any primary issue and some allocations will be made to liquidity providers. This may include allocating shares to the proprietary/market making book of the Agent and/or its Associates.